RESTATED CERTIFICATE OF INCORPORATION

OF

ARGENTEX MINING CORPORATION

Argentex Mining Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.           The name of the corporation is Argentex Mining Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State was May 1, 2006.

2.           This restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation by, striking out and deleting in their entirety, the following Articles:

Article “First” of the Certificate of Incorporation;
Article “Second” of the Certificate of Incorporation;
Article “Third” of the Certificate of Incorporation;
Article “Fourth” of the Certificate of Incorporation; and
Article “Fifth” of the Certificate of Incorporation.

3.           The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full:

Article 1.           The name of the corporation is Argentex Mining Corporation (the “Corporation”).

Article 2.           The address of the registered office of the corporation in the State of Delaware is Corporation Trust Centre, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company

Article 3.           The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article 4.

          (a)           The total number of shares of all classes of stock which the corporation shall have authority to issue is Two Hundred Million (200,000,000) shares, of which One Hundred Million (100,000,000) shall be shares of common stock, par value $0.001 per share, and One Hundred Million (100,000,000) shall be shares of preferred stock, par value $0.001 per share.

          (b)           Holders of common stock shall have one vote for each share on each matter submitted to a vote of the stockholders of the corporation. Except as otherwise provided by law, by the certificate of incorporation or by resolution or resolutions of the board of directors providing for the issuance of any series of preferred stock, the holders of common stock shall have sole voting power. Subject to all rights of the preferred stock or any series thereof, the holders of common stock shall be entitled to receive, when, as and if declared by the board of directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise. Upon any liquidation of the corporation, and after holders of preferred stock of each series shall have been paid in full the amounts to which they respectively are entitled or a sum sufficient for such payment in full has been set aside, the remaining net assets of the corporation shall be distributed pro rata to the holders of common stock, to the exclusion of holders of preferred stock.

          (c)           Preferred stock may be issued from time to time in one or more series. The board of directors is hereby expressly granted the authority to authorize the issuance of one or more series of preferred stock, and to fix by resolution or resolutions providing for the issuance of each such series the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of such series, to the full extent now or hereafter permitted by law. No holders of any series of preferred stock will be entitled to receive any dividends thereon other than those specifically provided for by the certificate of incorporation or the resolution or resolutions of the board of directors providing for the issuance of such series of preferred stock. Upon any liquidation of the corporation, whether voluntary or involuntary, the holders of preferred stock of each series will be entitled to receive only such amount or amounts as will have been fixed by the certificate of incorporation or by the resolution or resolutions of the board of directors providing for the issuance of such series.

Article 5. The name and mailing address of the incorporator is as follows:

Name	Address

Kenneth Hicks	Suite 2300 – 1066 West Hastings St.
Vancouver B.C. Canada V6E 3X2

Article 6.           The corporation is to have perpetual existence.

Article 7.           In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

Article 8.           Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

Article 9.           Meetings of stockholders may be held in Delaware or elsewhere, as the bylaws may provide. The books of the corporation may be kept (subject to any statutory provision) at such place or places, whether in Delaware or elsewhere, as may be designated from time to time by the board of directors or in the bylaws of the corporation.

Article 10.           The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights, preferences and privileges conferred upon stockholders, directors or by any other persons whomsoever herein are granted subject to this reservation.

Article 11.           The number of directors constituting the Board of Directors shall be determined by the Board of Directors, subject to the by-laws of the Corporation. Any vacancy in the Board of Directors, whether arising from death, resignation, removal (with or without cause), an increase in the number of directors or any other cause, may be filled by the vote of either a majority of the directors then in office, though less than a quorum, or by the stockholders at the next annual meeting thereof or at a special meeting called for such purpose. Each director so elected shall hold office until the next meeting of the stockholders in which the election of directors is in the regular order of business and until his successor shall have been elected and qualified.

Article 12.           No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

Article 13.           Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the General Corporation Law upon the Corporation, upon its stockholders, bondholders and security holders, and upon its directors, officers and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the General Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred under the General Corporation Law. The Corporation shall, to the fullest extent permitted by the laws of the State of Delaware, including, but not limited to, Section 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all directors and officers of the Corporation and may, in the discretion of the board of directors, indemnify any and all other persons whom it shall have power to indemnify under said Section or otherwise under Delaware law from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section. The indemnification provisions contained in the General Corporation Law shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, resolution of stockholders or disinterested directors, or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent, both as to action in his official capacity and as traction in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such person.

4.           This Restated Certificate of Incorporation was duly adopted by the sole incorporator in accordance with Sections 241 and 245 of the General Corporation Law of the Statute of Delaware. We are amending before payment of stock.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by its sole incorporator, this 24th day of May, 2006.

By:	/s/ Kenneth Hicks
Kenneth Hicks
Sole Incorporator